Exhibit 10.18

PREFERRED RESELLER AGREEMENT

by and between

MIROKU JYOHO SERVICE CO., LTD.

and

NETSUITE KABUSHIKIKAISHA

Dated as of

October 20, 2006

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PREFERRED RESELLER AGREEMENT

This Preferred Reseller Agreement (the “Agreement”), effective as of October 20, 2006 (the “Effective Date”), is entered into by and between Miroku Jyoho Service Co., Ltd., a company incorporated in Japan, having a principal place of business at 4-29-1 Yotsuya, Shinjuku-ku, Tokyo, Japan 160-0004 (“Reseller”), and NetSuite Kabushiki Kaisha, a Japanese corporation that has been incorporated in Japan as described more fully in Section 1.1 of the Share Purchase Agreement (as defined below) (“NetSuite KK”) (each a “Party” collectively the “Parties”).

RECITALS

A.        NetSuite, Inc. (“NetSuite”), a California corporation, has developed and hosts a suite of software products that includes enterprise resource planning, customer relationship management, E-commerce, employee management, and collaboration capabilities, and is in the business of making such products available, as an application service provider, for use by customers that access such products over the Internet.

B.        NetSuite established NetSuite KK for the purpose of providing NetSuite products and services in Japan directly and indirectly through resellers and accordingly NetSuite and NetSuite KK have entered into a distribution agreement, as such distribution may be amended from time to time (the “NS Agreement”).

C.        Reseller has developed an extensive marketing organization and customer base in Japan for information technology and processing products and services.

D.        NetSuite and NetSuite KK desire to have NetSuite’s products and services marketed in Japan by Reseller, and Reseller desires to market such products and services, all on the terms and conditions below.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1         “Affiliate” shall mean any entity which controls, is controlled by or is under common control with a Party, for so long as such control exists. For purposes of this definition, “control” means beneficial ownership of more than fifty percent (50%) of the shares of the subject entity entitled to vote in the election of directors (or, in the case of an entity that is not a corporation, the corresponding managing body).

1.2        “Authorized Reseller” shall mean a third party meeting the criteria to act as a reseller of the Product for Reseller in accordance with Section 3.3.

1.3        “Change of Control” shall mean, with respect to Reseller, any transaction or series of related transactions that constitute: (i) any merger, consolidation, share exchange, recapitalization, business combination or other transaction to which Reseller is subject resulting in the exchange of the outstanding shares of Reseller for securities or consideration issued, or caused to be issued, by the acquiring entity; (ii) an acquiring entity obtaining beneficial ownership of fifty percent (50%) or more of the outstanding voting securities (or comparable ownership interest) of Reseller; or (iii) any other sale of all or substantially all of its business or assets; .unless in such cases the stockholders of Reseller as of the date prior to the closing date of such transaction or series of related transactions hold more than fifty percent (50%) of the voting control in the surviving or acquiring entity in such transaction or its parent outstanding immediately after the closing of such transaction or series of transactions. For clarity, a group of entities acting in concert to achieve any of the foregoing shall be considered an acquiring entity.

1.4        “Confidential Information” shall have the meaning set forth in Section 8.1.

1.5        “Contract ERP Work” shall mean the work necessary to Localize the enterprise resource planning portion of the Product for the Territory, but only to the extent that NetSuite desires to have such work performed by a non-Affiliated party (and does not wish to perform, or have an Affiliate perform, such work); to the extent that NetSuite agrees that Reseller has reasonably sufficient resources, expertise, experience and technology, including qualified employees, to perform such work in the time frame desired by NetSuite and NetSuite KK. Contract ERP Work shall not include any work involving functionality that is not enterprise resource planning functionality or any work that is not Localization of the Product.

1.6        “Customer” shall mean an end user customer that purchases the Product from Reseller or an Authorized Reseller in accordance with the terms of this Agreement for its own internal use only and not for distribution. Reseller and an Authorized Reseller also shall be treated as a Customer for purposes of this Agreement to the extent the Product is purchased by Reseller or the Authorized Reseller for its internal use.

1.7        “Customer Data” shall mean all data and information concerning any Customers, and/or their use of the Product, collected by Reseller, any Authorized Reseller, NetSuite, or NetSuite KK.

1.8        “Development Agreement” means that certain “NetSuite Strategic Reseller Program Development Fund Agreement,” signed by Reseller on October 20, 2006.

1.9        “Documentation” shall mean NetSuite’s user manuals, other user documentation, and marketing documentation, provided by NetSuite KK to Reseller from time to time under this Agreement.

1.10        “Localize” and with correlative meaning “Localization,” means to translate into Japanese, and to make comparable adaptations (including without limitation additions .and deletions), in each case as necessary to (i) cause the text, visual displays, printouts, and other elements of user interfaces of the Product and Documentation to be in Japanese and formatted for use in the Territory, and (ii) implement the currency, content, look and feel and/or functional variations that NetSuite determines are required due the differences in commercialization in the United States and the Territory.

1.11      “Marketing Plan” shall have the meaning set forth in Section 3.7.

1.12      “NetSuite Trademarks” shall mean the trademarks of NetSuite set forth in Exhibit 1.12, as such Exhibit may be updated by NetSuite KK from time to time in accordance with Section 3.10.5 of this Agreement.

1.13      “NetSuite KK Trademarks” shall mean the trademarks of NetSuite KK set forth in Exhibit 1.13, as such Exhibit may be updated by NetSuite KK from time to time in accordance with Section 3.10.5 of this Agreement.

1.14      “Pre-Pay Balance” shall mean, with respect to a particular calendar quarter, all fees that have been paid by Reseller to NetSuite KK in advance under Section 6.1 no later than thirty (30) days prior to the beginning of such calendar quarter, reduced by all fees that have become payable to NetSuite KK under this Agreement prior to the beginning of such calendar quarter.

1.15      “Pre-Pay Minimum” shall mean, with respect to a particular calendar quarter, the greater of (i) the average of the amounts invoiced by NetSuite KK for Product, and support, sold during the calendar quarter immediately preceding such calendar quarter; or (ii) eight million eight hundred eight thousand three hundred seventy five Japanese yen (¥8,808,375).

1.16      “Product” shall mean the software functionality and services made available by NetSuite as an application service provider through a browser interface over the Internet that NetSuite KK is authorized under the NS Agreement to Sell to Customers and Reseller in the Territory. For clarity, Product does not include any configuration, implementation or similar professional services provided by Reseller related to the services hosted by NetSuite and does not include any products or services that have not been localized by NetSuite for the Japanese market.

1.17      “Product Use Terms” shall mean NetSuite’s then end user terms and conditions for the Product set forth in Exhibit 1.17, as such Exhibit may be updated by NetSuite KK from time to time in accordance with Section 5.3 of this Agreement.

1.18      “Sell,” “Sale” and similar words shall mean to enter into an agreement with a Customer to provide the Product.

1.19      “Share Purchase Agreement” means that certain “NetSuite KK Strategic Reseller Share Purchase Agreement,” signed by Reseller on October 20th, 2006.

1.20      “Territory” shall mean the country of Japan.

1.21      “User Documentation” shall mean the Documentation which NetSuite has determined may be distributed, as localized, to Customers, as communicated by NetSuite KK to Reseller under this Agreement.

2.	CONSTRUCTION

2.1        For purposes of this Agreement, whenever the context requires: the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders.

2.2        Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement.

2.3        As used in this Agreement, the words “include” and “including” and variations thereof will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

2.4        Except as otherwise indicated, all references in this Agreement to “Articles,” “Schedules,” “Sections” and “Exhibits” are intended to refer to Articles, Schedules, Sections and Exhibits to this Agreement.

2.5        The headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement.

3.	MARKETING AND SALES

3.1      Appointment. Subject to the terms and conditions of this Agreement, NetSuite KK hereby appoints Reseller as a non-exclusive (except for an exclusive right to the extent provided in Section 3.9) distributor and reseller of the Product with the right to market and Sell the Product in the Territory, directly or through Authorized Resellers, to Customers.

3.2      Customers. Reseller and its Authorized Resellers may market and Sell the Product only to Customers in the Territory for which all of the following are satisfied:

3.2.1    the Customer purchases the Product for its own internal use at its facilities located in the Territory and not for further distribution (which may also include access from its offices or affiliates outside the Territory, subject to the following);

3.2.2    no less than eighty percent (80%) of the individuals using the Product purchased by the Customer are employees of the Customer located at the Customer’s facilities in the Territory; and

3.2.3    if the Product is accessed from a location outside the Territory, such Product is nonetheless that which has been Localized by NetSuite for the Territory, as designated by NetSuite.

3.3        Authorized Resellers.

3.3.1    Subject to the terms and conditions of this Agreement, Reseller may appoint Authorized Resellers to market and Sell the Product under this Agreement; provided that (i) the third party meets NetSuite’s and NetSuite KK’s then current requirements and policies to qualify as an Authorized Reseller; and (ii) Reseller has entered into a written agreement with each such third party that is at least as protective of NetSuite KK (and its service providers, including NetSuite) and the Product as the terms of this Agreement, including any disclaimers and limitations of warranties and liability, rights of NetSuite and NetSuite KK to enforce Product Use Terms, and limitations on scope of marketing and sales activities with respect to the Product. Reseller shall be responsible for the actions of all Authorized Resellers, and such conduct shall be governed by the terms of this Agreement, as if performed by Reseller. For clarity, in any circumstance where Reseller Sells Product through an Authorized Reseller, both Reseller and the Authorized Reseller shall be responsible for performing the obligations of Reseller under this Agreement related to such Sales (including support obligations), and Reseller shall be responsible under this Agreement for any failure of the Authorized Reseller to do so.

3.3.2    Reseller shall select third parties as Authorized Resellers that are best able to market and Sell the Product in all potential markets for such Product, including software companies, wholesale and distribution companies, service companies, advertising companies, agricultural businesses, manufacturers, non-profit organizations, and retailers, sufficient to maximize the sales potential for the Product in the Territory with respect to each such market segment. At any time NetSuite and NetSuite KK may consult with Reseller regarding the suitability of any Authorized Reseller in light of NetSuite’s and NetSuite KK’s requirements and policies at the then current time to qualify as an Authorized Reseller. Reseller will consider in good faith any proposal by NetSuite or NetSuite KK to terminate any such Authorized Reseller, subject to existing contractual obligations between Reseller and Authorized Reseller and applicable law. Without limiting any of NetSuite KK’s other remedies, however, in the event of any breach of this Agreement as a result of actions or inactions of an Authorized Reseller (such as sales to Customers outside the scope of Section 3.2), Reseller shall notify NetSuite KK immediately of the breach, and if requested by NetSuite or NetSuite KK, Reseller shall terminate the Authorized Reseller unless the breach is cured within thirty (30) days after the Authorized Reseller is notified of the breach.

3.4      Multinational Customers. Reseller shall use reasonable commercial efforts to notify NetSuite KK and NetSuite in writing if Reseller is marketing or soliciting a Sale to any Customer that has offices or affiliates outside the Territory, providing to NetSuite and NetSuite KK in such notice the Customer name, contact information, and address in the Territory. NetSuite KK and/or Reseller shall discuss the matter with NetSuite in an effort to assess any sales opportunities for the Customer locations and/or affiliates outside the Territory. Similarly, if Reseller believes that there are opportunities for use of the localized Product by a particular Customer at locations outside the Territory, to a greater extent than is allowed under Section 3.2, Reseller has the right to notify NetSuite and NetSuite KK of such sales opportunities, and NetSuite and/or NetSuite KK will discuss such opportunities with Reseller in good faith in order to assess how to best handle the opportunity, whether through a sale by Reseller directly to the Customer for use outside the Territory or a sale by NetSuite directly to the Customer, with mutually agreed compensation from NetSuite KK to Reseller for bringing the opportunity to NetSuite’s attention. NetSuite KK will be required to pay compensation to Reseller under this Section 3.4 only to the extent agreed by NetSuite KK in writing.

3.5        Reseller’s Marketing and Sale. Until March 7, 2009, Reseller shall use best efforts, and thereafter Reseller shall use commercially reasonable efforts, to market, promote and maximize Sales of the Product in the Territory. Such efforts shall include Reseller and Authorized Resellers making regular sales calls to Customers, participating in trade shows to market and demonstrate the Product, prompt follow up of leads (including those identified by NetSuite and NetSuite KK), reporting customer responses and feedback to NetSuite KK, advising NetSuite KK regarding advertising and sales promotions, informing NetSuite KK of customer requests and needs related to the Product, informing NetSuite KK regarding competing products that are available in the Territory, and taking such other actions as NetSuite KK may advise will be helpful to maximize and facilitate the marketing and Sales of Product in the Territory. Without limiting the foregoing, such efforts shall be no less than those used by Reseller for its other highest priority products and services. The Product shall be marketed at all times as Reseller’s preferred solution. Notwithstanding the foregoing, no sale of Product shall occur under this Agreement until the initial Product localization has been completed by NetSuite (as determined by NetSuite in consultation with Reseller), provided that marketing activities for Product may commence in advance of such completion to the extent agreed by the Parties.

3.6        Marketing Materials; Localization.

3.6.1    NetSuite shall be responsible for localization of the Product and certain Product Documentation.

3.6.2    Reseller is authorized to localize all marketing and sales Documentation for the Territory, including obtaining and making all translations and other changes appropriate for the Territory, but each only in a manner acceptable to NetSuite and NetSuite KK Reseller shall obtain NetSuite KK’s written approval before using any sales or promotional material, or advertisements, with respect to the Product that have not been provided by NetSuite, including all Documentation localized by Reseller. Reseller agrees that no modifications or derivatives of the Documentation or Product shall be created without NetSuite’s prior written consent.

3.6.3    Subject to Sections 3.6.1 and 3.6.2, NetSuite KK hereby authorizes Reseller to reproduce the User Documentation, and marketing and sales Documentation, and to distribute such Documentation to Customers, directly and through Authorized Resellers, as necessary to market and promote the Product in the Territory and enable Customers to use the Product. Reseller hereby grants, and shall grant, a worldwide, fully paid, royalty free, non-exclusive right and license, with the right to grant and authorize sublicenses, to use, distribute, transmit, display, perform, reproduce, and otherwise exploit and dispose of all modifications and other derivatives of the Documentation.

3.7      Marketing Plans. Within forty-five (45) days after the Effective Date, Reseller shall provide NetSuite KK with reasonably detailed written plans for marketing and sales activities for the Product in the Territory (the “Marketing Plans”) during the then current calendar quarter, and immediately following, calendar quarter. Reseller shall use its reasonable efforts to comply with the Marketing Plan; provided that Reseller may make any change to the Marketing Plan as it deems necessary from time to time, provided that such changes are consistent with Reseller’s obligations under this Agreement. No later than thirty (30) days prior to the beginning of each calendar quarter thereafter, Reseller shall provide NetSuite KK with reasonably detailed written plans for marketing and sales activities for such upcoming calendar quarter. Each Marketing Plan shall include without limitation the information described in Exhibit 3.7 and shall be designed to fulfill Reseller’s responsibilities pursuant to this Agreement. Subject to the provisions of this Agreement, Reseller shall have full control and authority of its commercialization of Product in the Territory. Reseller’s failure to comply with the Marketing Plan shall not constitute a termination event; provided that in the event of any such failure, Reseller shall consult with NetSuite KK on alternative marketing strategies and further provided that Reseller has not failed to meet its other obligations under this Agreement.

3.8      Sales and Support

3.8.1    Except for any obligations of NetSuite KK to provide second level support to Reseller as set forth in Exhibit 3.8 of this Agreement, Reseller shall be solely responsible for (i) and NetSuite and NetSuite KK shall have no obligation to honor, any representations or warranties provided by Reseller or an Authorized Reseller with respect to the Product, and (ii) providing support and maintenance to Customers and Authorized Resellers. All sales and support personnel of Reseller shall be reasonably trained and competent in the use of the Product (and the advantages and benefits of the Product over competing solutions), and Reseller shall provide technical support promptly to all Customers and Authorized Resellers. Without limiting the foregoing, sales and support personnel of Reseller shall attend training offered by NetSuite and NetSuite KK, and Reseller shall dedicate personnel to activities under this Agreement as agreed by the Parties. Support responsibilities of NetSuite KK shall be the provision of solely (i) second level support as set forth in Exhibit 3.8 and (ii) training to Reseller’s sales and support personnel as reasonably necessary for Reseller’s provision of first level support to Customers or Authorized Reseller; provided that such training will be provided only if Reseller reimburses NetSuite KK for such training at a price determined by NetSuite on a case by case basis. Reseller shall cooperate fully with NetSuite and NetSuite KK in connection with any support furnished by NetSuite or NetSuite KK. Reseller shall disclaim all support responsibilities of NetSuite and NetSuite KK directly to Customers and Authorized Resellers.

3.8.2    Reseller shall ensure that Customers contact Reseller, or its Authorized Reseller, and not NetSuite or NetSuite KK, for all support, provided that nothing shall preclude NetSuite, NetSuite KK and its designees, at their respective costs and expenses, from contacting

Customers directly to provide support, including to discuss any problems or issues experienced by the Customers, to address or diagnose any Customer issues or concerns, and to otherwise provide support to Customers. Without limiting the foregoing, if Reseller fails to perform its support obligations under this Agreement or otherwise to its Customers, NetSuite and NetSuite KK shall have the right to provide support directly to Customers and to charge Reseller (including by deducting against the Pre-Pay Amount) NetSuite’s or NetSuite KK’s then current fees to end users for such support. Reseller shall notify NetSuite KK promptly in the event that Reseller or any of its Authorized Resellers receives any written complaint, or other formal communication of concerns or issues, regarding the Product or the use of die Product and shall provide a copy or reasonable description of the complaint or communication to NetSuite KK with such notice. NetSuite KK shall t notify Reseller promptly in the event that NetSuite KK receives any written complaint, or other formal communication of concerns or issues, regarding the Product or the use of the Product by a Customer of Reseller; provided that NetSuite KK shall have no liability for failure to do so.

3.8.3    First level support by Reseller shall include: receipt of calls; problem and question intake; customer site visits for any reason; problem identification and diagnosis; efforts to create repeatable demonstrations of any issues; determining which problems require referral to NetSuite for in-depth analysis; distributing new Documentation made available by NetSuite; and taking any other actions appropriate as a first level support provider to resolve all Customer problems.

3.9        Exclusive Rights. The exclusive rights granted in this Section 3.9 are granted in consideration for the Development Fund Contribution that has been paid by Reseller to NetSuite and NetSuite KK under the Development Agreement. Provided that Reseller and its Authorized Resellers have not breached any terms or conditions of this Agreement or the Development Agreement, and without limiting the foregoing have not in any manner failed to meet the diligence or other obligations under this Agreement or the Development Agreement, NetSuite KK acknowledges and agrees that it has not appointed prior to the Effective Date, and it shall not, prior to March 8, 2009, appoint any other reseller (except for other Strategic Resellers (as defined in Section 4.2 of this Agreement) that are not a potential Authorized Reseller listed in Exhibit 3.9 hereto) to market and Sell Product in the Territory. This Section 3.9 shall not in any manner prevent NetSuite KK and its Affiliates from Selling Product directly into the Territory and shall not in any manner restrict rights that NetSuite KK has granted to Transcosmos, Inc. This Section 3.9 shall terminate, and have no further force or effect, automatically without action or inaction of either Party upon the earliest of (i) March 7, 2009; (ii) any breach or failure to comply as described above; and (iii) any request for refund of Development Funds or any notice to NetSuite KK or NetSuite that one i of them is in breach of this Agreement or the Development Agreement. This Section 3.9 shall not survive any termination or expiration of this Agreement for any reason.

3.10      Trademarks.

3.10.1  Display.  All promotional materials for Product shall display the NetSuite Trademarks and NetSuite KK Trademarks in a manner approved by NetSuite and NetSuite KK in writing, which shall not be unreasonably withheld. Without limiting the foregoing, if any

NetSuite Trademark or NetSuite KK Trademark is to be used in conjunction with another trademark or trade name, then the NetSuite Trademark and NetSuite KK Trademark shall be presented equally legibly and equally prominently, but nevertheless separated from the other so that each appears to be a mark in its own right, distinct from the other mark. Except for the NetSuite Trademarks, the NetSuite KK Trademarks, and the trademarks and trade names of Reseller, no trademarks, trade names, or logos shall be used by or under authority of Reseller to market the Product under this Agreement. None of Reseller, its Affiliates or any Authorized Reseller shall engage in any deceptive, misleading, illegal, unfair, or unethical marketing or practices related to the Product or the NetSuite Trademarks, or NetSuite KK Trademarks.

3.10.2  License. NetSuite KK hereby grants to Reseller a non-exclusive, non-transferable, royalty free license to use the NetSuite Trademarks and NetSuite KK Trademarks for the term of this Agreement to Sell, market and promote the Product in accordance with this Agreement. All ownership and goodwill from the use of the NetSuite Trademarks and NetSuite KK Trademarks shall vest in and inure solely to the benefit of NetSuite. Reseller hereby assigns, and shall assign, to NetSuite all such right, title and interest in and to the NetSuite Trademarks, NetSuite KK Trademarks, and associated goodwill of each.

3.10.3 Recordation. NetSuite and NetSuite KK have the right to provide and record in the Territory a separate trademark license for Reseller for the licenses granted in this Section 3.10. Reseller shall cooperate in the preparation and execution of such documents. Upon termination of the trademark license set forth in this Section 3.10, Reseller shall cooperate in the cancellation of any trademark licenses that have been recorded. All domain names through which the Product are provided shall be registered in the name of NetSuite or its Affiliate or other designee. Reseller shall not register any NetSuite or NetSuite KK mark or mark confusingly similar to any NetSuite or NetSuite KK mark.

3.10.4 Trademark Infringement. Reseller shall notify NetSuite KK promptly upon learning of any actual, alleged, or threatened infringement of a NetSuite Trademark or NetSuite KK Trademark or of any unfair trade practices, trade dress imitation, passing off of counterfeit goods, or similar offenses.

3.10.5 Approval of Representations. All representations of NetSuite Trademarks and NetSuite KK Trademarks that Reseller intends to use shall first be submitted to NetSuite KK and NetSuite for approval of design, color, and other details or shall be exact copies of those used by NetSuite and NetSuite KK and shall in all events comply with the usage guidelines established by NetSuite and NetSuite KK from time to time. NetSuite KK has the right to change the NetSuite Trademarks and NetSuite KK Trademarks by providing ninety (90) days prior written notice, and an updated Exhibits 1.12 and/or 1.13 (if appropriate), to Reseller. From and after the end of such ninety (90) day period, as so designated in NetSuite KK’s notice, any mark that is to be deleted shall cease to be a NetSuite Trademark or NetSuite KK Trademark, and any mark that is to be added shall thereafter be considered a NetSuite Trademark or NetSuite KK Trademark, as the case may be. If any NetSuite Trademark or NetSuite KK Trademark is changed pursuant to this Section, NetSuite KK shall reimburse Reseller for any out of pocket costs and expenses that were reasonably necessary for Reseller to incur to modify its marketing materials created before the date such notice (or will agree that Reseller can continue to use its inventory of marketing materials existing as of the date of such notice, until depleted); provided that Reseller shall use commercially reasonable efforts to limit its inventory of such marketing materials to ninety (90) days.

3.11      Third Party Beneficiary. NetSuite shall be a third party beneficiary of, with the power to enforce, all of the terms and conditions of this Agreement against Reseller. NetSuite has no obligations to Reseller under this Agreement, however.

3.12      No Other Rights. All right, title and interest in and to the Product are reserved to NetSuite, and no license is granted to Reseller with respect to the Product under this Agreement. The relationship between NetSuite KK and Reseller is non-exclusive (an exclusive right to the extent provided in Section 3.9). Except to the extent expressly set forth to the contrary in Section 3.9, the relationship between NetSuite KK and Reseller is non-exclusive, and nothing shall be construed to prevent or limit NetSuite KK’s right to appoint other non-exclusive resellers to engage in the direct and indirect marketing, distribution and sale of the Product in the Territory, including to Customers and through Authorized Resellers and other resellers; provided that sales through other Strategic Resellers that receive the preferred pricing set forth in Section 4.2 of this Agreement, and the exclusive rights set forth in Section 3.9 of this Agreement, shall be subject to the provisions of a Development Fund Agreement (as defined in the Development Agreement). Any unauthorized use or exploitation by a Party of the other Party’s (or NetSuite’s) patents, copyrights, trade secrets, or other intellectual property or proprietary rights shall be considered a material breach of this Agreement by such Party.

4.	PRICES

4.1      Product Prices. The prices paid by Reseller to NetSuite KK for the Product shall be fifty percent (50%) of the price on NetSuite KK’s then current end user price list for Product sold generally to end user Customers by NetSuite KK in the Territory (“NetSuite Price List”), as such price list is designated by NetSuite KK. The currently effective NetSuite Price list is attached as Exhibit 4.1. Such amounts are non-refundable and non-creditable (except as expressly set forth in this Agreement) and shall become due and payable by Reseller to NetSuite KK when NetSuite provisions the particular Customer account unless otherwise agreed in writing. NetSuite KK has the right to update such price list from time to time by providing notice and a copy of the updated price list to Reseller. The updated prices shall apply to all accounts that are provisioned by NetSuite thirty (30) days after the date of the price change notice from NetSuite KK.

4.2      Most Favored Pricing. The preferred pricing granted in this Section 4.2 are granted in consideration for the Development Fund Contribution that has been paid by Reseller to NetSuite and NetSuite KK under the Development Agreement. If NetSuite KK enters into a written agreement with any third party on terms and conditions that are substantially the same as those in this Agreement and under which NetSuite KK has agreed to make the Product available for marketing and sale in the Territory by the third party to Customers generally, and if the Product pricing provided by NetSuite KK to the third party in such reseller agreement for Product for re-sales to Customers in the Territory generally is more favorable than the Product pricing to Reseller under

Section 4.1, then NetSuite KK will agree to reduce the pricing for Product in this Agreement to match the pricing set forth in such agreement with the third party, provided that such reduced pricing shall apply only with respect to the same volumes of Product and time periods for which the more favorable pricing was provided to the third party. No agreement with a third party shall be considered to have substantially the same terms as this Agreement if the lower price was provided in connection with any material commitments by the third party or its affiliates that are not made by Reseller in this Agreement. Under no circumstances shall NetSuite KK have any obligation, as a result of this Section 4.2, to provide any refund of any amounts that have been paid to NetSuite KK, and under no circumstances shall this Section 4.2 apply based upon any litigation or similar settlement agreement, any licenses that are granted by NetSuite KK or NetSuite, or any sales by licensees or other third party. Similarly, under no circumstances shall any pricing for sales to end user customers or outside the Territory be a basis for a price decrease under this Section 4.2. The preferred pricing terms set forth in Section 4.2 of this Agreement shall only apply to any “Strategic Resellers” as that term is defined in the Development Agreement (i.e. a strategic reseller that has taken an equity position in NetSuite KK and that is contributing to the Development Fund under terms substantially the same terms as set forth in the Development Agreement with Reseller). Notwithstanding anything to the contrary, this Section 4.2 shall terminate, and have no further force or effect, automatically without action or inaction of either Party on the day immediately prior to the third anniversary of the Effective Date.

4.3      Support Fees. The fees for the support and maintenance provided by NetSuite KK (“Support Fees”) shall be as set forth in NetSuite KK’s then current price list, as updated by NetSuite KK from time to time on sixty (60) days prior notice to Reseller (“Effective Change Date”). Updated prices shall apply to all Customer agreements that are entered into, or renewed or extended, after the Effective Change Date. The currently effective Support Fees list is attached as Exhibit 4.3 hereto. Support Fees are non-refundable and non-creditable and shall be paid out of the Pre-Pay Balance under Section 6.1.

4.4      Taxes and Government Charges. Any and all payments by or on account of any obligation of Reseller hereunder shall be made free and clear of and without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any governmental authority (“Taxes”); provided, however, that if Reseller shall be required to deduct or withhold any Taxes from such payments, then the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions applicable to additional sums payable under this Section 4.4) NetSuite receives an amount equal to the sum it would have received had no such deductions been made. Reseller shall deliver to NetSuite the original or a certified copy of a receipt issued by such governmental authority evidencing payment of any such Taxes. If NetSuite is entitled to an exemption from or reduction of withholding tax under an applicable income tax treaty with respect to payments under this Agreement, then NetSuite, upon the written request of Reseller, shall deliver to Reseller such properly completed and executed documentation prescribed by applicable law or reasonably requested by Reseller as will permit such payments to be made without withholding or at a reduced rate.

4.5      Sole Remuneration. Reseller’s sole remuneration for performing its responsibilities under this Agreement shall be the payments it receives from its Customers and Authorized Resellers, less the amounts payable to NetSuite KK under this Agreement. Reseller and its Authorized Resellers are solely responsible for establishing the prices charged to Customers and Authorized Resellers for Product. No failure to collect payment from any Customer or Authorized Reseller shall relieve Reseller of its obligation to pay NetSuite KK under this Agreement.

5.	USE OF PRODUCT; REPORTING

5.1      Administrators. Each of NetSuite KK and Reseller will appoint an administrator who will serve as the primary point of contact with the other Party with regard to access to and use of the Product, including with regard to desired provisioning of Customer accounts by NetSuite as more fully described in Exhibit 5.2. The initial administrator for each Party shall be as follows and may be changed by providing written notice of the change to the other Party:

Reseller:	NetSuite KK:
Name:	Name:
Voice:	Voice:
E-mail:	E-mail:

5.2      Product Orders. Subject to the terms and conditions of this Agreement, Reseller shall issue written Product orders to NetSuite KK requesting that NetSuite provision the desired Customer accounts for Product as more fully described in Exhibit 5.2. The form of Product orders shall be as mutually agreed by the Parties, but shall at minimum include the information specified in Exhibit 5.2. No Product order shall be considered accepted by NetSuite KK, except to the extent that NetSuite has provisioned the Customer account in the manner described in Exhibit 5.2. Reseller shall not issue any order for Product unless Reseller has paid to NetSuite KK in advance the fees payable for the Product, and associated support, under Article 4. NetSuite KK has the light to update Exhibit 5.2 from time to time in its discretion by providing an updated Exhibit 5.2 to Reseller by giving thirty (30) days prior written notice to Reseller.

5.2.1    [5.2.2]ANY TERMS OR CONDITIONS OF ANY PRODUCT ORDER OR ACKNOWLEDGMENT GIVEN OR RECEIVED WHICH ARE ADDITIONAL TO OR INCONSISTENT WITH THIS AGREEMENT SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED. FOR CLARITY, THE PRECEDING SENTENCE SHALL NOT PRECLUDE EITHER PARTY FROM MAKING ANY CHANGES TO ITS POLICIES, REQUIREMENTS AND THE EXHIBITS AS EXPRESSLY CONTEMPLATED IN THIS AGREEMENT.

5.3       Product Use Terms; Privacy Policy. All access to and use of the Product, including by Reseller and its Authorized Resellers and the employees and contractors of any Customers, shall be subject to terms and conditions that are as protective of NetSuite KK (and its service providers, including NetSuite) and the Product as the Product Use Terms and NetSuite KK’s (and its service providers’, including NetSuite’s) then current privacy policy, as updated by NetSuite and its service providers from time to time. Reseller shall require each Customer to agree, prior to any access or use by the Customer, to such terms and conditions and to the most recent version of such privacy policies. The foregoing is not intended to limit Reseller’s agreement with the Customer (“Reseller’s Customer Agreement”) to the Product Use Terms, and is not intended to require Reseller to use the express Product Use Terms in Exhibit 1.17, provided that no agreement with a Customer shall be less protective of NetSuite KK (and its service providers) and the Product than the Product Use Terms or this Agreement, and Reseller shall obtain NetSuite’s KK’s (and NetSuite’s) advance written consent to the agreement that Reseller uses with Customers. Reseller shall obtain agreement by the Customer in the form of the Customer’s signature or an equivalent indication by the Customer that binds the Customer to such a contract with Reseller. For clarity, all contracts for access to and use of the Product shall be between Reseller or its Authorized Reseller, and the applicable Customer, and NetSuite KK’s obligations shall be limited to NetSuite KK’s obligations to Reseller under this Agreement, notwithstanding anything to the contrary (including any terms and conditions, or click through agreement, on NetSuite’s web site).

5.3.1    [5.3.2]NetSuite KK has the right to modify and otherwise update the Product Use Terms by providing to Reseller an updated Exhibit 1.17 reflecting the changes (which may include delivery by email), and has the right to update the privacy policy of NetSuite and NetSuite KK, including by posting an updated privacy policy on their web site. Reseller shall require that each Customer, including existing Customers, agree to the updated Product Use Terms and privacy policies as a condition to continued access to and use of the Product.

5.3.2    [5.3.3]Reseller shall use commercially reasonable efforts to ensure that Customers comply with the Product Use Terms and shall notify NetSuite KK promptly upon becoming aware of any failure to comply with any of the Product Use Terms, provide NetSuite KK with all information within its knowledge regarding such circumstance, and shall assist and cooperate with NetSuite and NetSuite KK as reasonably requested for purposes of remedying any such failure. Similarly, NetSuite KK shall notify Reseller promptly upon NetSuite KK becoming aware of any failure of Reseller’s Customer to comply with the Product Use Terms, providing in such notice a reasonable description of why NetSuite KK believes such failure is occurring, provided that NetSuite shall have no liability for failure to provide such notice. Reseller shall not Sell, or otherwise make the Product available, to any party that has failed to comply with the Product Use Terms, unless there was only one such failure by such party that was cured within thirty (30) days after the default first occurred or unless otherwise approved by NetSuite KK in writing. NetSuite and NetSuite KK shall have the right to terminate Customer accounts in accordance with the then current Product Use Terms and this Agreement, and Reseller agrees that it will not make any inconsistent or conflicting commitment, provided that NetSuite KK agrees that it will not unreasonably discontinue commercialization of Product hereunder generally that NetSuite KK continues to make available in the Territory. Reseller shall make NetSuite and NetSuite KK a third party beneficiary of, with the power to enforce against each Customer (including Authorized Resellers), all Product Use Terms for the Product.

5.3.3    [5.3.4]No username of password shall be used, except in accordance with the Product Use Terms by, and for the benefit of, the Customer for which it is issued. All Customers shall be responsible for all use under their account, including the unauthorized use of any user name or password, and Reseller shall notify NetSuite KK immediately if it becomes aware of any unauthorized use of any account, username or password.

5.3.4    [5.3.5]Reseller shall communicate to all Customers, either directly or through its Authorized Resellers, all Customer alerts and communications that NetSuite or NetSuite KK determines need to be communicated to Customers.

5.4      Use by Reseller. During the Term of the Agreement, Reseller shall purchase at least than one hundred (100) seats for localized Product for its own internal use, and ten (10) of such seats shall be purchased no later than December 31, 2006. Reseller shall pay the amounts payable for such Product seats under Section 4.1 to NetSuite KK, over and above the initial forty four million forty one thousand eight hundred seventy five Japanese yen (¥44,041,875) Pre-Pay Amount under Section 6.1, on the provisioning of the applicable seat by NetSuite as more fully described in Exhibit 5.2. Reseller shall make payment to NetSuite KK in full upon such provisioning; provided that NetSuite has at such time reasonably determined and notified to Reseller in writing that the Product localization is sufficiently complete for marketing and Sale of the Product in the Territory. All use by Reseller and its Authorized Resellers shall be subject to the Product Use Terms, except that Reseller’s and its Authorized Resellers’ right to use the Product includes the right to demonstrate the Product to Customers in the Territory as necessary to perform its marketing obligations under this Agreement. With respect to all use by Reseller, the Product Use Terms are hereby incorporated by reference into this Agreement and shall be enforceable against Reseller under this Agreement as if fully set forth herein.

5.5      Customer Information. Reseller shall provide, and hereby grants, to NetSuite KK (and its service providers, including NetSuite) sufficient rights and licenses to provide the Product and support with respect to all information, data, works, and other subject matter that is transmitted through or using, submitted to, received from, or otherwise provided to or by NetSuite or NetSuite KK, as a result of the use or operation of the Product. Notwithstanding the foregoing, all such information, data, works, and other subject matter remain the property of the applicable owner and, except as set forth above, no other rights are granted to NetSuite KK under this Section 5.5 with regard thereto.

5.6      Product Changes. NetSuite KK and NetSuite have the right, from time to time in their sole discretion, without incurring any liability to Reseller, its Authorized Resellers, or any Customers, with respect to any previously placed or accepted order, and all Customer agreements, to modify the design of, specifications for, and operation of, any Product and to suspend and terminate the availability of any Product; provided that if NetSuite or NetSuite KK terminates the availability of any Product, or modifies the Product, in a manner which removes or disables a feature or functionality on which a Customer materially relies, NetSuite KK, at the Customer’s written request, may elect to substantially restore such functionality to the Customer. In the event that NetSuite KK does not substantially restore such functionality to the Customer within thirty (30) days after the Customer’s request, the Customer shall have the right to terminate its access to the Product by providing written notice thereof to Reseller (which Reseller shall forward to NetSuite KK). Upon receipt of such Customer request for termination, NetSuite KK shall disable the Customer’s account and provide to Reseller a pro-rata refund of the license fees paid under Section 4.1 of this Agreement for use of the Product which was paid for by the Customer, but not yet furnished by NetSuite KK, as of the date of NetSuite KK’s receipt of such notice of termination, but only to the extent that Reseller has similarly refunded the Customer’s fees to the Customer. Reseller agrees that NetSuite KK reserves the right to discontinue offering the Product to each Customer at the conclusion of such Customer’s term of its then current Customer agreement entered into in accordance with this Agreement; provided that NetSuite KK agrees that it will not unreasonably discontinue commercialization hereunder generally of Product that NetSuite KK continues to make available in the Territory. Reseller agrees that NetSuite KK shall not be liable to Reseller, any Customer or any other party, for any modification or termination of the Product as described in this Section 5.6, except for the refund that NetSuite KK has agreed to provide as described in this Section 5.6. NetSuite will provide an updated Exhibit 1.16 to Reseller reflecting any changes.

5.7      Compliance with the Japanese Protection of Personal Information Act.

5.7.1    Personal End User Data. NetSuite KK and its service providers (including NetSuite), and Reseller and its Authorized Resellers and designees, may have access to or need to use end users’ private, confidential information or data pertaining to a specific person in the course of delivering, marketing, selling, or supporting the Product, including without limitation, a person’s e-mail address, name, mailing address, telephone number, social security number, credit card number, or persistent identifier (such as a customer number held in a cookie), in each case which is such person’s individually identifiable information that is subject to the Japanese Protection of Personal Information Act (“Private Customer Data”). Private Customer Data also includes information that can, together with the other information supplied by or to Reseller, its clients or end users or resellers or collected or to be collected by NetSuite KK, or its service providers, or Reseller or its Authorized Resellers or designees, identify a specific individual, even if such information cannot, by itself, identify a specific individual. Each Party acknowledges that its (and NetSuite KK’s service providers’ and Reseller’s Authorized Resellers’ and designees) use, access and disclosure of Private Customer Data is subject to the Japanese Protection of Personal Information Act (the “Act”). Each Party agrees that it will comply with the Act and its own privacy policies.

5.7.2    Data Safeguards. Each Party will implement and maintain such safeguards as required by the Act for the protection of Private Customer Data (“Data Safeguards”). In the event such Party discovers or is notified of a breach or potential breach of such Party’s security related to Private Customer Data, such Party will immediately (1) notify the other Party’s account manager or other person in charge of managing the relationship between NetSuite KK and Reseller, (2) investigate the effects of the breach or potential breach using commercially reasonable efforts and (3) take such actions as are required by the Act in an effort to prevent the breach or potential breach from recurring and in an effort to remedy the breach. NetSuite KK shall cause its subcontractors, and Reseller shall cause its Authorized Resellers and designees, to comply with the standards and procedures set forth in this Section 5.7. NetSuite KK shall permit persons reasonably designated by Reseller, and reasonably acceptable to NetSuite KK, to review, during normal business hours, and with reasonable prior notice, NetSuite KK’s security procedures for the protection of Private Customer Data, including, without limitation, observing operations, reviewing documents and other materials and interviewing relevant personnel of NetSuite KK, in each case to the extent necessary to satisfy the requirements of the Act and provided that Reseller does not unduly interfere with NetSuite KK’s operations, and provided further that a NetSuite KK employee accompanies the designated reviewer at all times. The designated reviewer, upon request, shall be obligated to sign a non-disclosure and confidentiality agreement with NetSuite KK and its service providers prior to conducting any review. Reseller and its Authorized Resellers shall take such steps as are necessary and/or appropriate under the Act in order to ensure that NetSuite and NetSuite KK are able to use and disclose all Private Customer Data in accordance with their privacy policies (to the extent their privacy policies do not by themselves violate the Act).

5.7.3    Liability for Breach of Data Protection Policies. Notwithstanding any other provision of this Agreement, provided that Reseller and its Authorized Resellers have taken such steps as are necessary or appropriate to ensure that NetSuite and NetSuite KK can use Private Customer Data in accordance with their privacy policies (to the extent possible under the Act), EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL LIABILITY FOR DAMAGES DUE TO THE OTHER PARTY’S VIOLATION OR BREACH OF THE ACT OR OF SUCH PARTY’S OWN DATA PROTECTION PRIVACY POLICIES AND DATA SAFEGUARDS.

5.8      Reporting; Meetings. Reseller shall keep NetSuite KK fully informed regarding the activities of Reseller and its Authorized Resellers with respect to Product in the Territory, including progress against Marketing Plans. NetSuite KK shall keep Reseller reasonably informed regarding the status of the activities of NetSuite and NetSuite KK with respect to the localization of the Product and will keep Reseller reasonably apprised of the status of updates, improvements, enhancements, upgrades, and new releases of the Product. Without limiting the foregoing, the Parties agree to meet as reasonably requested by either Party, but no less often than once a calendar quarter, to discuss Reseller’s marketing and sales activities and efforts under this Agreement, any issues that may arise or have arisen, and updates, upgrades or enhancements that may be desired by Customers. Such meetings may be attended (either in person or by teleconference) by mutually agreed personnel of both Parties and are for information purposes only and not binding upon either Party.

5.9      Promotion of Products. Reseller may make the Products available to Customers or potential Customers on a trial basis in accordance with NetSuite KK’s then standard evaluation and trial terms, condition, and policies.

6.	PAYMENTS

6.1      Fee Advance. Within thirty one (31) days after the Effective Date, Reseller shall pay to NetSuite KK a fee advance of forty four million forty one thousand eight hundred seventy five Japanese yen (¥44,041,875). Thereafter, no later than ten (10) days prior to the beginning of each calendar quarter (“Q1”), Reseller shall pay to NetSuite KK an amount sufficient to ensure that the Pre-Pay Balance as of the beginning of Ql, after reduction of the fees payable for Product and support that Reseller reasonably anticipates will be ordered in calendar quarter Ql, is no less than the Pre-Pay Minimum. NetSuite KK shall have the right to deduct against such payments all fees payable to NetSuite KK under this Agreement, including under Section 3.8 and Article 4 (including support fees). Within thirty (30) days after the end of each calendar quarter, NetSuite KK will provide to Reseller a statement snowing the Pre-Pay Balance as of the end of Ql calculated based upon the amounts paid to NetSuite KK, and the amounts that have become payable to, NetSuite KK as of the last day of such Ql. Notwithstanding anything to the contrary, a Sale shall be deemed to occur, including for purposes of Section 1.15, upon NetSuite provisioning the Customer’s account as described in Exhibit 5.2. For clarity, without limiting NetSuite KK’s right to deduct from the Pre-Pay Balance any and all amounts owed under this Agreement, the Pre-Pay Balance shall, upon the instruction of Reseller, be credited against any fees payable to NetSuite KK under Section 5.2, 3.8 or 4 of this Agreement during the term of this Agreement. Any Pre-Pay Balance left unused as of termination or expiration shall be refunded to Reseller to the extent set forth in Section 9.5.4.

6.2        Product Credits. NetSuite KK (and its service providers) conduct periodic maintenance and upgrades during scheduled times. If, outside of any scheduled maintenance and upgrades, NetSuite reasonably determines that the Product has not been available at least 99.5% of the time during a calendar month, and to the extent that Reseller has provided a credit or refund to the Customer for such calendar month as a result of the Customer’s written request and the Product down time in excess of such limit, then NetSuite KK will provide a credit to Reseller of a pro rata portion of the Product price paid by Reseller to NetSuite KK under Section 4.1 for such Customer if Reseller requests such a credit for the particular Customer no later than ten (10) business days after the end of such calendar month. The amount of any credit for each calendar month in which the Product was not available at least 99.5% of the time shall not exceed a one month portion of the fee paid to NetSuite KK for Product use under Section 4.1; provided however that such a one month credit will be provided for each calendar month in which the Product was not available at least 99.5% of the time. For example, if the Product was not available 99.5% of the time in each of three calendar months, then three months of credit will be provided. NetSuite KK shall not be required to provide any credit unless the Customer was actually adversely affected by the down time. No credits will be provided for the amounts paid for any maintenance or support.

6.3        Payment Terms. Unless expressly indicated to the contrary, all amounts set forth in this Agreement, or any Exhibit, are in Japanese yen, and all payments shall be made to NetSuite KK in Japanese yen by bank wire transfer in immediately available funds to NetSuite KK’s bank account opened by NetSuite KK at a bank in Japan, as designated NetSuite KK.

6.4        Currency Conversion. If any currency conversion shall be required in connection with the payments hereunder, such conversion shall be made using the average of the buying and selling exchange rate for conversion between Japanese Yen and U.S. Dollars, quoted for current transactions reported by the Chase Manhattan Bank, using the average of such rates quoted for each business day of the three (3) calendar months prior to the date on which the payment becomes due.

6.5        Audit Rights. Reseller shall keep, and shall require its Authorized Resellers to keep, complete, true and accurate books of account and records sufficient to demonstrate compliance with the terms of this Agreement, including copies of all Customer and Authorized Reseller agreements. Such books and records shall be kept reasonably accessible for three (3) years following the end of the calendar year to which they pertain. All such records shall be made available for inspection throughout such three (3) year period by an independent third party auditor selected by NetSuite KK for the purpose of verifying compliance with the terms of this Agreement. Such inspections may be made no more than once each calendar year during the normal business hours of Reseller upon ten (10) business days advance notice, provided that if a non-compliance is identified by an audit, then an additional audit may be conducted during such calendar year. NetSuite shall bear the costs and expenses of inspections conducted under this Section 6.5 and shall deliver the result of such audit to Reseller as soon as possible after that becomes available, provided however that in the event any audit shall reveal an underpayment of more than five percent (5%) of the amounts due to NetSuite KK for any period, Reseller will (i) reimburse NetSuite for the reasonable cost of the audit upon invoice, and (ii) pay to NetSuite KK, within thirty (30) days after receiving notice from NetSuite KK of such shortfall, such notice reasonably describing the results of the audit, any shortfalls uncovered. Without limiting the foregoing, in the event of a disagreement regarding any audit asserting a shortfall, the Parties shall cooperate reasonably in order to resolve any disagreement as soon as possible, and NetSuite shall return any such shortfall payment that Reseller establishes was made by Reseller to NetSuite under this Section 6.5 in error.

7.	WARRANTIES AND DISCLAIMER

7.1        Mutual. Each Party represents and warrants to the other that: (i) it has the right and power to enter into this Agreement and to fulfill its obligations hereunder; (ii) entering into, and performance of its obligations under, this Agreement does not and will not violate, and is not inconsistent with, any agreements between such Party and any third parties or any applicable laws or regulations; and (iii) it shall comply with the requirements of any and all applicable federal, state, local, and other laws, regulations, rules and orders of any governmental body having jurisdiction over such Party or the activities of such Party contemplated by this Agreement.

7.2        By Reseller. No representations or warranties shall be made by or under authority of Reseller, its Affiliates, or Authorized Resellers with respect to the Product that have not been provided by NetSuite KK to Reseller in writing or that exceed the scope of NetSuite’s then current literature made publicly available by NetSuite for the Product. Reseller agrees that any and all representations and warranties, whether express, implied, statutory, or otherwise, shall be disclaimed on NetSuite’s and NetSuite KK’s behalf.

7.3        Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 7.1 ABOVE, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES IN CONNECTION WITH THIS AGREEMENT, EXPRESS, STATUTORY, IMPLIED, OR OTHERWISE, INCLUDING WITH RESPECT TO THE PRODUCT, AND EACH PARTY HEREBY DISCLAIMS AND EXCLUDES ANY AND ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. NETSUITE DOES NOT REPRESENT OR WARRANT THAT THE

PRODUCT, OR THE WEB SITE OR FACILITIES USED TO PROVIDE THE PRODUCT, WILL BE UNINTERRUPTED, ERROR FREE OR SECURE.

8.	CONFIDENTIAL INFORMATION AND PROPRIETARY RIGHTS

8.1        Confidential Information. “Confidential Information” means information disclosed by a Party in connection with this Agreement which if disclosed in tangible form is marked “Confidential” or with other similar designation to indicate its confidential or proprietary nature or if disclosed orally is indicated orally at the time of such disclosure to be confidential or proprietary by the Party disclosing such information and is confirmed as being confidential or proprietary by the disclosing Party in a writing delivered to the receiving Party within thirty (30) days after such disclosure. The Parties agree that the receiving Party shall not publish or otherwise disclose, and shall not use for any purpose, any Confidential Information furnished to it by the other Party pursuant to this Agreement, except as set forth in this Article 8. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation or other competent evidence:

8.1.1    was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure;

8.1.2    was independently developed by the receiving Party without use of or reference to the Confidential Information of the disclosing Party;

8.1.3    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

8.1.4    became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or

8.1.5    was subsequently lawfully disclosed to the receiving Party other than directly or indirectly from the disclosing Party and not under an obligation of confidentiality.

8.2      Permitted Use and Disclosures. Notwithstanding the provisions of Section 8.1 above, each Party may disclose the other Party’s Confidential Information to the extent such disclosure is reasonably necessary to comply with applicable governmental laws, regulations, or orders; provided that if a Party is required to make any such disclosure of the other Party’s Confidential Information, it will, to the extent it may legally do so, give reasonable advance notice to the latter Party of such disclosure sufficient to give the disclosing Party an opportunity to secure confidential treatment of such information prior to its disclosure (whether through protective orders or otherwise). NetSuite KK (and its service providers) may use and disclose the Confidential Information of Reseller to provide the Product, including to its contractors for such purposes, and each Party may otherwise use the Confidential Information of the other as reasonably necessary to enforce, or perform its obligations under, this Agreement. NetSuite KK and its service providers may use and disclose information in accordance with their privacy policies.

8.3        Proprietary Markings. Neither Party shall remove any trademark, trade name, copyright notice, patent marking, confidentiality, or other proprietary rights notice or marking from any materials provided to it by the other Party in connection with this Agreement.

8.4        Customer Data. Each Party shall have the right to use and disclose Customer Data in accordance with its privacy policies and applicable law, including the Act. For clarity, NetSuite KK shall have the right to use and disclose a Customer’s Customer Data in order to provide the Product to such Customer.

8.5        Confidentiality of Agreement. Each Party shall treat the terms and conditions of this Agreement as the Confidential Information of the other, provided that each Party may disclose the terms and conditions of this Agreement without consent (i) to advisors, investors and others on a need-to-know basis under conditions which reasonably ensure the confidentiality thereof, (ii) as required by any court or other governmental body; (iii) as otherwise required by law; (iv) in confidence to legal counsel of such parties; (v) in confidence, in connection with the enforcement of this Agreement or rights under this Agreement; (vi) in confidence, in connection with a merger, acquisition of stock or assets, proposed merger or acquisition, or the like; or (vii) as advisable or required in connection with any government or regulatory filings, including without limitation filings with the SEC; provided that in the case of a disclosure pursuant to Sections (ii), (iii), or (vii) above, the disclosing Party shall give the other Party prompt notice and a copy of the proposed disclosure and shall consider in good faith any comments provided by such other Party to the disclosing Party within two (2) business days of such other Party receiving the proposed disclosure.

8.6        Press Releases. The Parties shall issue press releases solely as mutually agreed by the Parties, such agreement not to be unreasonably withheld or delayed.

8.7        Contract ERP Work. Until the earlier of the third anniversary of the Effective Date or if earlier termination or expiration of this Agreement or the Development Agreement, NetSuite agrees that it will offer Reseller the first opportunity to negotiate mutually acceptable written terms and conditions, including pricing and intellectual property ownership, under which Reseller is obligated to perform Contract ERP Work for NetSuite in order to Localize the Product for the Territory. With respect to each item of Contract ERP Work offered by NetSuite to Reseller, NetSuite’s obligations under this Section 8.7 shall not apply if (i) NetSuite and Reseller have not, within thirty (30) days after NetSuite’s original request, entered into a separate (from this Agreement and the Development Agreement) written agreement containing mutually acceptable terms and conditions under which Reseller is obligated to perform such Localization work for NetSuite; or (ii) the work is related to Contract ERP Work that another party is performing (e.g. because NetSuite and Reseller failed to agree upon mutually acceptable terms and conditions for Reseller to perform the work). NetSuite KK shall not be required to offer to Reseller any work that NetSuite, NetSuite KK, or their other Affiliates desire to perform. NETSUITE AND NETSUITE KK SHALL HAVE NO LIABILITY OR RESPONSIBILITY AS A RESULT OF THIS SECTION 8.7 BASED UPON OR ARISING OUT OF ANY FAILURE TO AGREE UPON MUTUALLY ACCEPTABLE TERMS OR CONDITIONS. This Section 8.7 shall terminate, and have no further force or effect, immediately if at any time any quality or other issues arising out of the work product from Reseller interfere with NetSuite’s or NetSuite KK’s plans for the Product in the Territory.

9.	TERM AND TERMINATION

9.1        Term. This Agreement shall commence upon the Effective Date and continue in full force and effect for a period of five (5) years (the “Term”‘), unless earlier terminated in accordance with the terms of this Agreement and provided that this Agreement shall expire immediately at such time as (i) any refund of any portion of Reseller’s contribution under the Development Agreement is paid or sought; or (ii) Reseller seeks to terminate the Development Agreement prior to its expiration.

9.2        Termination for Cause. In the event of a material breach of this Agreement, the non-breaching Party shall be entitled to terminate this Agreement by written notice to the breaching Party, if such breach is not cured within ninety (90) days after written notice is given by the non-breaching Party to the breaching Party specifying the breach. A material breach by a Party of the Development Agreement between NetSuite KK, NetSuite and Reseller shall be considered a material breach of this Agreement by such Party for purposes of this Section 9.2.

9.3        Expiration Introductions. For the Authorized Resellers of Reseller that are appointed as such in accordance with the Agreement during its term, upon expiration of the Agreement NetSuite KK shall use best efforts to introduce such Authorized Resellers to other existing distributors of the Product in an effort to enable them to continue selling the Product.

9.4        Change of Control. NetSuite KK has the right to terminate this Agreement by providing notice of termination to Reseller if there is a Change of Control of Reseller and Reseller did not obtain NetSuite KK’s prior written consent to the Change of Control, which consent shall not be unreasonably withheld or delayed.

9.5        Effect of Termination: Survival.

9.5.1    No Release. Termination or expiration of this Agreement for any reason shall not release either Party hereto from any liability which at the time of such termination or expiration has already accrued to the other Party. Without limiting the foregoing, no payment that became payable prior to termination or expiration of this Agreement shall be affected by such termination or expiration of the Agreement. Rather, such payments shall remain payable after termination or expiration in accordance with the terms and conditions of this Agreement that were in effect immediately prior to the date of termination or expiration.

9.5.2    No Liability. Termination of this Agreement for any reason shall not constitute a waiver or release of, or otherwise be deemed to prejudice or adversely affect, any rights, remedies or claims, whether for damages or otherwise, which a Party may have hereunder, at law, equity or otherwise, as a result of a breach of this Agreement. Notwithstanding the foregoing, except as expressly required by law, in the event of termination of this Agreement by either Party in accordance with any of the provisions of this Agreement, neither Party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases for commitments in connection with the business or goodwill of NetSuite KK or Reseller.

9.5.3    Purchase Orders; No Waiver. Except to the extent NetSuite KK elects not to provide such Product, Reseller shall be obligated to accept, and pay for, Product for which Product orders were issued prior to the effective date of termination or expiration of this Agreement. The acceptance of any order from or the provision of any Product after the termination or expiration of this Agreement shall not be construed as a renewal or extension of this Agreement nor as a waiver of termination of this Agreement.

9.5.4    Survival. Articles and Sections 3.3.1 (last two sentences only), 3.6.2 last sentence only), 3.6.3 (last sentence only), 3.8, 3.10.3 (last three sentences only), 3.11, 3.12, 4.4, 5.3.3, 5.5, 5.6 (penultimate sentence only), 6, 7.2, 7.3, 8, 9.3 (only in the event of expiration) 9.5, 9.6, 9.7, 9.8, 10, 11, 12, and 13 of this Agreement shall survive any termination or expiration of this Agreement. Additionally, all rights granted to Customers in accordance with this Agreement shall survive, subject to the terms of this Agreement, except that such rights shall terminate and expire in accordance with the terms of the applicable Customer agreement and this Agreement (i.e. no more than three (3) years with respect to the Customer agreements after the earlier of the effective date of such Customer agreement or termination of this Agreement). All Product Use Terms, and terms and conditions of this Agreement governing access to and use of the Product by the Customer, shall survive termination and expiration of this Agreement until termination or expiration of the Customer’s rights and the Customer agreement. In particular, but without limiting the foregoing Sections 5.3, 5.4, 5.5 and 5.6 shall survive termination or expiration of this Agreement to the extent of any continuing use by Customers (including Reseller and its Authorized Resellers). Exhibit 5.2 shall survive with respect to any order first provisioned after termination or expiration of this Agreement. Except as expressly set forth above, all terms and conditions of this Agreement shall terminate and have no further force or effect upon any termination or expiration of this Agreement. Any unused pre-payment that was paid by Reseller to NetSuite KK under Section 6.1, after deduction for any and all outstanding but unpaid Product sales and support fees due and payable to NetSuite in connection with this Agreement, shall be returned to Reseller.

9.6      Return of Materials. Within thirty (30) days after the effective date of termination or expiration of this Agreement, each Party shall return or destroy, at the other Party’s option, all Eligible items bearing or containing the Confidential Information of such other Party and provide written certification of such destruction, except to the extent a Party retains rights with respect thereto under this Agreement.

10.	INDEMNIFICATION

10.1       IP Indemnification.

10.1.1 Notwithstanding anything in this Agreement, NetSuite KK will (i) defend Reseller against any action or claim brought by a non-Affiliate third party against Reseller to the extent that it is based upon any claim that the Product, any NetSuite Trademark or any localizations by NetSuite of the Product, each in the same form as provided by NetSuite KK to Reseller under this Agreement for resale to Customers generally and used within the scope of this Agreement, infringe any U.S. or Japanese patent rights, US or Japanese copyright rights, US or Japanese trademark or service mark rights or other intellectual property rights in the United States or Japan, or incorporates any misappropriated trade secrets (a “Claim”), and (ii) indemnify and hold harmless Reseller and its Authorized Resellers against any liabilities, costs, damages, and expenses, including reasonable attorneys’ fees, attributable to such Claim, provided that Reseller or Authorized Reseller (as the case may be) (i) promptly notifies NetSuite KK in writing of the Claim; (ii) allowed NetSuite KK or NetSuite to exclusively control the defense and settlement of the Claim; and (iii) provides NetSuite KK and its service providers with all assistance, information, and authority reasonably requested for the defense and settlement of the Claim. Reseller may retain its own counsel, at its own expense, to monitor the defense and settlement of the Claim. Notwithstanding anything to the contrary, NetSuite KK shall not be responsible for any costs, expenses, or settlement incurred without its prior written consent.

10.1.2 NetSuite KK will have no obligations, responsibilities, or liabilities under this Section 10.1 or otherwise if (i) the infringement is caused by the combination of the Product, NetSuite Trademarks or localization of the Product, with, or use in combination with, any products, services, content, or other subject matter that is not part of the Product in the form provided by NetSuite for all Customers, where such infringement would not have arisen but for such combination, (ii) the infringement is caused by the use of other than the current version of the localized Product if the current version would be non-infringing, provided that a localized version of such current version had been provided prior to such infringement arising; (iii) the infringement is willful; (iv) the infringement results from any use where the infringement is not required by the Product itself; (v) the infringement results from any information, data, or other subject matter transmitted or received by Customers using the Product or otherwise delivered, submitted, stored, or transmitted to or using the Product; (vi) the infringement results from any use, other than by a Customer in accordance with this Agreement; (vii) the infringement results from any marketing, distribution, sale, or use outside the Territory except as permitted in this Agreement; or (viii) the infringement results from any marks other than those owned by NetSuite or NetSuite KK.

10.2      Indemnification of Reseller.  NetSuite KK shall indemnify and hold harmless each of Reseller, its Affiliates, its Authorized Reseller, and the directors, officers, employees, customers, licensees, and contractors of Reseller and such Affiliates, and the successors and assigns of any of the foregoing (the “Reseller Indemnitees”), from and against any and all liabilities, damages, settlements, claims, actions, suits, proceedings, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) incurred by the Reseller Indemnitee based upon a claim of a non-Affiliate third party to the extent resulting from: (a) a breach by NetSuite KK of any of its representations or warranties in this Agreement; or (b) the negligence, or illegal or willful misconduct, of NetSuite KK in connection with this Agreement or the Product, including violation of the Act, in each case except to the extent a violation of the law results from a breach by Reseller of its obligations, representations, or warranties under this Agreement.

10.3     Indemnification of NetSuite KK. Except to the extent the NetSuite KK is required to indemnify Reseller under Section 10.1 and 10.2, Reseller shall indemnify and hold harmless each of NetSuite KK and its Affiliates, and the directors, officers, employees, customers, licensors, and contractors of NetSuite KK (including NetSuite) and such Affiliates, and the successors and assigns of any of the foregoing (the “NetSuite Indemnitees”), from and against any and all liabilities, damages, settlements, claims, actions, suits, proceedings, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) incurred by any NetSuite Indemnitee based upon a claim of a non-Affiliate third party to the extent resulting from: (a) a breach by Reseller of any of its representations or warranties in this Agreement; (b) the negligence, or illegal or willful misconduct, of Reseller, its Authorized Resellers, or any Customers in connection with this Agreement or any Product, including violation of the Act, in each case except to the extent a violation of the law results from a breach by NetSuite KK of its obligations, representations, or warranties under this Agreement; (c) any failure to support Customers or Authorized Resellers (other than as a result of a failure of NetSuite KK to perform its support obligations under this Agreement); (d) any representations, warranties, or covenants made with respect to the Product, beyond the Product Use Terms or beyond the representations and warranties made by NetSuite KK directly to its other customers; (e) any information, data, or other subject matter transmitted or received by Customers using the Product or otherwise delivered, submitted, stored or transmitted to or using the Product; or (e) otherwise arising out of the marketing, promotion, commercialization or use of the Product pursuant to this Agreement.

10.4     Procedure. A Party that intends to claim indemnification under this Article 10 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and settlement thereof. The indemnity arrangement in this Article 10 shall not apply to amounts paid in settlement of any action with respect to a claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 10 but the omission so to deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee other than under this Article 10. The Indemnitee under this Article 10 shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action with respect to a claim covered by this indemnification, at the Indemnitor’s expense. Notwithstanding the foregoing, provided that the Indemnitor has performed its obligations in accordance with this Article 10, the Indemnitor shall not be responsible for any costs or expenses incurred without the prior written consent of the Indemnitor.

11.	LIMITATIONS OF LIABILITY

NO INTERRUPTION, DISRUPTION, OR UNAVAILABILITY OF THE PRODUCT SHALL BE CONSIDERED TO BE A BREACH OF THIS AGREEMENT BY NETSUITE KK, AND NETSUITE KK (AND ITS SERVICE PROVIDERS) SHALL HAVE NO LIABILITY OR RESPONSIBILITY ARISING OUT OF OR RELATING TO ANY SUCH EVENT, IT BEING

ACKNOWLEDGED AND AGREED THAT ANY CREDITS THAT MAY BECOME DUE FROM NETSUITE KK PURSUANT TO SECTION 6.2 OF THIS AGREEMENT SHALL BE RESELLER’S AND THE CUSTOMER’S AND AUTHORIZED RESELLERS’ SOLE REMEDY, AND NETSUITE KK’S (AND ITS SERVICE PROVIDERS’) SOLE AND EXCLUSIVE LIABILITY, ARISING OUT OF ANY INTERRUPTION, DISRUPTION, OR UNAVAILABILITY AND FOR ANY BREACH OF THIS AGREEMENT BY NETSUITE KK.

NETSUITE KK INTENDS TO TAKE SUCH MEASURES AS IT CONSIDERS REASONABLY APPROPRIATE FOR PURPOSES OF MAINTAINING THE WEB SITE, ITS FACILITIES, AND THE SECURITY THEREOF. PROVIDED THAT NETSUITE KK DOES SO, NETSUITE KK SHALL HAVE NO LIABILITY OR RESPONSIBILITY FOR ANY FAILURE IN SECURITY OF THE WEB SITE, PRODUCT, OR ITS FACILITIES.

PROVIDED THAT NETSUITE KK HAS TAKEN REASONABLE PRECAUTIONS TO BACKUP DATA, NETSUITE KK (AND ITS SERVICE PROVIDERS) SHALL HAVE NO LIABILITY OR RESPONSIBILITY FOR ANY LOSS OF DATA. IF NETSUITE KK FAILED TO TAKE SUCH PRECAUTIONS, NETSUITE KK’S (AND ITS SERVICE PROVIDERS’) LIABILITY FOR LOSS OF DATA SHALL NOT EXCEED THE AVERAGE ANNUAL AMOUNTS INVOICED BY NETSUITE KK FOR THE STORAGE OF DATA FOR THE PARTICULAR CUSTOMER.

THE PRODUCT MAY PROVIDE, OR THIRD PARTIES MAY PROVIDE THROUGH THE PRODUCT, LINKS TO OTHER INTERNET SITES OR RESOURCES. BECAUSE NETSUITE KK HAS NO CONTROL OVER SUCH SITES AND RESOURCES, NETSUITE KK SHALL HAVE NO LIABILITY OR RESPONSIBILITY FOR THE AVAILABILITY OF SUCH EXTERNAL SITES OR RESOURCES OR FOR ANY CONTENT, ADVERTISING, PRODUCTS OR OTHER MATERIALS ON OR AVAILABLE FROM SUCH OTHER SITES OR RESOURCES. NETSUITE KK DOES NOT ENDORSE SUCH SITES OR RESOURCES.

EXCEPT FOR EITHER PARTY’S LIABILITY ARISING UNDER ARTICLE 8, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOST PROFITS OR REVENUE, COST OF SUBSTITUTE GOODS OR SERVICES, OR ANY SPECIAL, CONSEQUENTIAL, RELIANCE, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE.

EXCEPT FOR ANY UNAUTHORIZED USE OR EXPLOITATION BY A PARTY OF THE OTHER PARTY’S INTELLECTUAL PROPERTY OR A FAILURE TO COMPLY WITH –ARTICLE 8, AND EXCLUDING EACH PARTY’S RESPONSIBILITIES UNDER ARTICLE 10, IN NO EVENT SHALL EITHER PARTY’S TOTAL AGGREGATE LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT EXCEED THE AVERAGE ANNUAL AMOUNT OF FEES PAID BY RESELLER TO NETSUITE KK UNDER SECTIONS 4.1 AND 4.3 OF THIS AGREEMENT.

THE FOREGOING LIMITATIONS SHALL APPLY REGARDLESS OF WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN.

12.	COMPLIANCE WITH LAWS

12.1     Export Control. Reseller understands and acknowledges that NetSuite KK is subject to regulation by agencies of the United States Government, including, but not limited to, the U.S. Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of NetSuite KK shall be subject in all respects to such laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including without limitation the U.S. Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the U.S. Department of Commerce, Bureau of Export Administration. Reseller agrees to cooperate with NetSuite KK including without limitation, providing required documentation, in order to obtain export licenses or exemptions therefrom. Reseller warrants that it will comply with the U.S. Export Administration Regulations and other laws and regulations governing exports in effect from time to time.

12.2     Governmental Approvals. Reseller represents and warrants that it has obtained and shall obtain all required approvals of the applicable governments in the Territory to market and commercialize the Product in the Territory.

13.	MISCELLANEOUS PROVISIONS

13.1     Independent Contractors. The relationship of NetSuite KK and Reseller established by this Agreement is that of independent contractors, and neither Party is an employee, partner or joint venturer of the other. All financial obligations associated with Reseller’s business are the sole responsibility of Reseller. All sales, service and other agreements between Seller and its Customers and Authorized Resellers are Reseller’s exclusive responsibility and will have no effect on Reseller’s or NetSuite KK’s obligations under this Agreement. Neither Party shall hold itself out to be an agent or representative of the other. Reseller shall have no authority to accept my order on behalf of NetSuite KK or otherwise bind, or incur any obligation or commitment for, NetSuite KK in any manner.

13.2     Foreign Corrupt Practices Act. In conformity with the United States Foreign Corrupt Practices Act and with NetSuite KK’s established corporate policies regarding foreign practices, Reseller and its employees and agents shall not directly or indirectly make any offer, payment, or promise to pay; authorize payment; or offer a gift, promise to give, or authorize “giving of anything of value for the purpose of influencing any act or decision (including a decision not to act) of an official of any government or inducing such a person to use his or her influence to affect any such governmental act or decision in order to assist NetSuite KK or Reseller in obtaining, retaining or directing any business.

13.3     Governing Law. THIS AGREEMENT, AND ALL DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES OF CALIFORNIA OR ANY OTHER JURISDICTION.

13.4     Arbitration. The Parties shall try in good faith to resolve any dispute or claim related to or arising out of this Agreement, or the interpretation, making, performance, breach or termination thereof, amicably by themselves. If the Parties should resolve such dispute or claim, a memorandum setting forth their agreement will be prepared in the form and substance satisfactory to both Parties and signed by both Parties if requested by either Party. If the dispute or claim is not resolved by the Parties themselves, then it shall be finally settled by arbitration in accordance with then current rules of arbitration of the American Arbitration Association (the “Rules”) by three (3) arbitrators, one selected by each party and the third selected in accordance with such rules. Such arbitration shall be held in Santa Clara County, CA, USA, and the proceedings and all pleadings, filings, written evidence, decisions and other relevant documents shall be in English. Any written evidence in a language other than English shall be submitted with an English translation. Any final decision issued in the arbitration shall be in writing, and binding and conclusive upon the parties to his Agreement and may be entered as a final judgment by any court of competent jurisdiction. Notwithstanding the foregoing, the Parties may apply to any court of competent jurisdiction for temporary or permanent injunctive relief without breach of this Section 13.4. Each Party shall bear Fits own costs in connection with the foregoing arbitration.

13.5     Assignment. Except as set forth in this Section 13.5, Reseller shall not assign or otherwise transfer this Agreement, or its rights or obligations under this Agreement, without the prior written consent of NetSuite KK. NetSuite KK shall have the right to assign and otherwise transfer this Agreement as a whole to any successor to all or substantially all of NetSuite KK’s business or assets, whether by sale of stock or assets, merger, operation of the law, or otherwise; provided that the relevant transferee agrees in writing to be bound by this Agreement as if it were an original party hereto and further provided that NetSuite KK also transfers the NS Agreement to the transferee. Any assignment or transfer in violation of the foregoing shall be void. Subject to the foregoing, this Agreement will be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns.

13.6     Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by both Parties. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by both Parties.

13.7     Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the Parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such ion in any other jurisdiction.

13.8    Force Majeure. Neither Party shall be liable to the other for delays or failures in performance resulting from causes beyond the reasonable control of that Party, including acts of God; acts of government or its agencies, including laws, regulations, and judicial action; strikes or other labor disputes or disturbances; power disruptions; riots or civil disturbances; acts of war; or communication, utility or transportation failures, or failure of supply. The obligation of the Party unable to perform, as set forth in this Section 13.8 (“Delayed Party”) shall be suspended, and non-performance shall be excused, during such force majeure event, subject to the Delayed Party’s compliance with the following. The Delayed Party shall give the other Party written notice of its inability to perform and a description, in reasonable detail, of the cause of the inability and will use diligent efforts to remedy the situation and remove, so far as is commercially reasonable and as soon as practicable, the cause of such inability. The Delayed Party shall give the other Party prompt notice of the cessation of the event of force majeure. In the event that the Delayed Party is unable to remove the force majeure event, and resume performance in accordance with the other terms of this Agreement, within six (6) months of the occurrence of the event, each Party shall have the light to terminate this Agreement by providing written notice of termination to the other.

13.9    No Waivers. The failure of either Party at any time to require performance by the other of any provision hereof shall not affect the right of such Party to require performance at any time thereafter, nor shall the waiver of either Party of a breach of any provision hereof be taken for held to be a waiver of a provision itself.

13.10    Notices. Any notice or other communication required by this Agreement shall be made in writing and given by (i) prepaid, first class, certified mail, return receipt requested, (ii) facsimile (with confirmation of successful transmission and a duplicate notice sent promptly by one of the other methods in the paragraph), or (iii) reputable courier; and shall be deemed to have been served on the date received by the addressee at the following address or such other address as may from time to time be designated to the other Party in writing:

If to:	Reseller

4-29-1 Yotsuya

Shinjuku-ku, Tokyo, Japan

Attn: President

Telefax: 03-5360-3569

If to:	NetSuite KK

_________________________

_________________________

Attn:

Telefax:

13.11    Entire Agreement. The Parties agree that this Agreement sets forth the entire cement and understanding of the Parties as to the subject matter hereof, and supersedes all prior id contemporaneous discussions, agreements and writings in respect hereto including without citation any term sheets, letters of intent and memoranda of understanding.

13.12    Counterparts. This Agreement may be executed in counterparts, each of shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the Effective Date.

NetSuite Kabushiki Kaisha.		Miroku Jyoho Service Co., Ltd.

By:	/s/ Zachary Nelson	By:	/s/ Nobuhiko Koreeda

Name:	Zachary Nelson	Name:	Nobuhiko Koreeda

(Typed or Printed)		(Typed or Printed)

Title:	CEO	Title:	Chairman, MJS Co., Ltd.

Date:	Oct. 20, 2006	Date:	Oct. 20, 2006

EXHIBIT 1.12

NETSUITE TRADEMARKS

EXHIBIT 1.13

NETSUITE KK TRADEMARKS

EXHIBIT 1.17

PRODUCT USE TERMS

Nothing in this Exhibit 1.17 shall be construed to limit any obligations or responsibilities of Reseller under the Agreement above.

For purposes of the terms in this Exhibit 1.17 below (the “Product Use Terms’”): (i) “End User” means the Customer under whose name NetSuite has provisioned the Product; (ii) “Product” means NetSuite’s Product as defined in the Agreement above; (iii) “Documentation” means NetSuite’s User Documentation as defined in the Agreement above; (iv) “Web Site” means NetSuite’s web site, localized for the Territory, through which NetSuite makes the Product available for Customers in the Territory, at the URL address identified by NetSuite for the Territory; and (v) “Customer Data” means any information, materials and other subject matter that End User submits to, transmits or distributes through, receives from, or stores using, the Product or Web Site.

1.	Activation; Product Provider; Use Terms.

(a)        Product Provider. End User acknowledges and agrees that the Product is being provided by NetSuite, Inc. or its affiliate (individually and collectively, “NetSuite”), as an application service provider, to Reseller and that Reseller (and not NetSuite) is selling the Product to End User. Accordingly, Reseller, and not NetSuite, shall be solely responsible to End User for the Products, the Web Site and the operation and use thereof, notwithstanding any NetSuite branding on the Web Site. End User shall contact Reseller, and not NetSuite, with respect to the Product and Web Site, including to obtain any related support or assistance, report any problems, or the like.

(b)        Activation. To activate End User’s access to and use of the Product and the Web Site, End User must read and agree to these Product Use Terms, including all disclaimers and limitations of liability, and limitations on access to and use of the Product and the Web Site. The Product Use Terms shall govern all access to and use of the Product and Web Site. No activation shall be effective, however, until the account is actually provisioned by NetSuite as described in , Exhibit 5.2 of the Agreement, and Reseller has the right to terminate this Agreement should NetSuite not agree to provision the account. All information provided by End User to activate an account shall be accurate and complete.

(c)        NetSuite; Third Party Beneficiary. Notwithstanding anything to the contrary, including any terms or conditions and privacy policy posted on the Web Site, NetSuite shall have no obligation, responsibility or liability to End User arising out of or related to the Product, Web Site, or the operation or use thereof, or any ancillary products or services provided by Reseller. In particular, the only obligations and responsibility to End User regarding the Products and Web Site shall be those by Reseller as expressly set forth in these Product Use Terms. END USER AGREES THAT IT, AND ITS AFFILIATES AND USERS, SHALL NOT ASSERT OR BRING ANY CLAIM OR ACTION AGAINST NETSUITE OR ITS AFFILIATES IN CONNECTION WITH THE PRODUCT, THE WEB SITE, OR THE PERFORMANCE OR USE THEREOF, WHETHER

BASED UPON THESE PRODUCT USE TERMS OR OTHERWISE, INCLUDING FOR ANY FAILURE OF THE PRODUCTS AND INCLUDING BASED UPON ANY ANCILLARY OR RELATED PRODUCTS OR SERVICES. Notwithstanding the foregoing, NetSuite is and shall be a third party beneficiary of, with the power to enforce, these Product Use Terms (including without limitation any disclaimers and limitations of liability) against the End User. No terms or conditions in these Product Use Terms shall limit any remedies available to NetSuite.

(d)        Changes to Product Use Terms. These Product Use Terms may be updated at any time by providing an updated copy of the Product Use Terms to End User, which delivery may be by email or through the Web Site. Continued access to and use of the Product and Web Site shall be subject to End User’s agreement to any such updated Product Use Terms. If End User does not agree to the updated Product Use Terms, End User shall notify Reseller and shall not access or use the Product or Web Site further. For clarity, while updated Product Use Terms may be posted on the Web Site, any indication of agreement by the End User on the Web Site to such Product Use Terms shall form a contract between End User and Reseller only. No contractual relationship shall be formed between NetSuite and End User, whether or not the terms and conditions purport to be an agreement with NetSuite.

2.        Internal Use Only. All access to and use of the Product and Web Site shall be solely for the End User’s own internal business operations and not for the benefit or business of any other party. Without limiting the foregoing, End User shall not license, rent, sell, lease, transfer, assign, distribute, display, host, outsource, disclose, link to, mirror, frame, provide a service bureau using, or otherwise commercially exploit or make available to any party (other than End User’s authorized employees) the Product, Web Site or output from, or use or benefit of, the Product.

3.        Other Use Restrictions. End User (and all users under its account) shall use the Product and Web Site solely in the manner described in the User Documentation, as the User Documentation is updated from time to time.

(a)        End User shall not (and shall not allow any third party to) copy, modify, create derivative works of, reverse engineer, reverse assemble, disassemble or decompile the Product, Web Site, or any part thereof, or otherwise attempt to discover or obtain any source code or other code in human perceivable form.

(b)        End User shall comply with all applicable local, state, federal, national, international and foreign laws, treaties, regulations, conventions, and standards of each applicable jurisdiction and community in connection with the use of the Product and Web Site, including those related to privacy, electronic communications and anti-spam legislation. Neither the Product nor Web Site shall be accessed or used in a manner that is, or that aids or assists any purpose or activity that is, illegal; invades or infringes the privacy or other rights or expectations of any person; that may be considered offensive, abusive, inappropriate, threatening, harassing, libelous, slanderous, defamatory, intrusive, surreptitious, obscene or inconsistent with community standards; or that may otherwise damage NetSuite KK or its service providers’ business, services, reputation, or good will. NetSuite has the right to delete any Customer Data that violates this Section 3(b).

(c)        End User shall access and use the Product and Web Site only through the graphical user interfaces that are expressly provided on the Web Site and described in the User Documentation.

(d)        End User shall not upload, store, post, reproduce, submit, distribute or - transmit any information, software or other material or subject matter that is protected by copyright, trade secrets, or any other intellectual property or proprietary right (including rights of publicity and privacy) without first obtaining the authorization of the owner of such rights, including any rights , necessary for Reseller and its service providers to provide, and End User to use, the Products and Web Site with respect to such subject matter.

(e)        End User shall not indicate or imply that any communications or transmissions using the Products or Web Site are endorsed by NetSuite or its service providers.

4.         User Names and Passwords. User names and passwords shall be used only for the benefit of End User. Contractors shall not use the Product for their own benefit. End User shall be responsible for all use in violation of these Product Use Terms through its account or using any of its user names and passwords.

5.        Related Equipment and Software. End User shall provide and obtain all equipment, software, and accounts, including communications infrastructure, necessary to establish a connection to the Internet, and will further obtain access to the Internet and pay any service fees associated with such access, if any; will agree to use software produced by other third parties, including, but not limited to, “browser” software that supports a data security protocol compatible with the protocol used by NetSuite. Unless notified otherwise by Reseller or its service provider, End User agrees to use software that supports the Secure Socket Layer protocol or other protocols accepted by NetSuite and to follow logon procedures for Product that support such protocols.

6.        Rights of Reseller and its Providers. End User hereby grants, and shall grant, to NetSuite (and its service providers) the non-exclusive right and license to copy, record, transmit, maintain, store, display, view, print, adapt, and otherwise use all Customer Data, and to engage in such other activities, to the extent necessary to provide and operate the Product and Web Site for the benefit of End User (including disclosure and distribution of Customer Data as specified by End User and to NetSuite’s contractors and service providers). Without limiting the foregoing, End User agrees that NetSuite, and its contractors and service providers, are authorized to intercept and store communications and transmissions and Customer Data, and that changes to such communications and transmission may occur in order to conform and adapt the Customer Data to the technical requirements of connection networks or devices used in or by the Product or Web Site. Reseller and its services providers do not provide or obtain, or purport to provide or obtain, any such rights.

7.        Product Changes; Discontinuance. Reseller and its service providers have the right, from time to time in their sole discretion, without incurring any liability to End User (except for credits or refunds that Reseller may be required to pay as expressly set forth in these Product Use Terms) to modify the design of, specifications for, or operation of, or suspend or terminate the availability of, the Product and Web Site. Without limiting the foregoing, NetSuite and its service providers shall have no obligation to continue the availability of the Product or the Web Site. NETSUITE AND ITS SERVICE PROVIDERS SHALL HAVE NO LIABILITY OR RESPONSIBILITY AS A RESULT OF ANY SUCH MODIFICATION, SUSPENSION, OR TERMINATION.

8.        Ancillary Products and Services.

NETSUITE SHALL HAVE NO RESPONSIBILITY OR LIABILITY ARISING OUT OF OR RELATING TO ANY PRODUCTS OR SERVICES, OTHER THAN THE PRODUCT PROVIDED BY NETSUITE AS AN APPLICATION SERVICE PROVIDER ON THE WEB SITE.

9.        Security. End User understands that all communications, transmissions, and submissions to, through, and from the Product and Web Site are transmitted through networks, equipment and facilities that are not owned or controlled by Reseller and its service providers and that such communications, transmissions, and submissions may be accessed or intercepted by unauthorized parties. NetSuite intends to take such measures as it considers reasonably appropriate; for purposes of maintaining the security of only its own facilities used to provide the Products and Web Site. Provided that NetSuite takes such measures, NETSUITE SHALL HAVE NO RESPONSIBILITY OR LIABILITY FOR ANY COMMUNICATIONS, TRANSMISSIONS, OR SUBMISSIONS WHICH ARE ALTERED, INTERCEPTED, ACCESSED OR STORED WITHOUT AUTHORIZATION OR ANY OTHER BREACHES OF SECURITY. None of NetSuite and its services providers shall be required to authenticate the identity of any user. End User shall notify Reseller immediately of any unauthorized use of the Web Site or Product; loss or theft of any user name or password; or any other security failure of which End user is aware.

10.        Product Interruptions. The Product (including use of the Web Site) may become unavailable and inaccessible at any time without notice, both for reasons controlled by Reseller and its services providers and for reasons not controlled or determined by Reseller or its service providers. In the event of planned unavailability, Reseller will attempt in good faith to provide End User with at least         days’ notice of the unavailability. Planned outages may also be announced email and on the Web Site. Subject to the foregoing, RESELLER AND ITS SERVICE PROVIDERS SHALL HAVE NO LIABILITY OR RESPONSIBILITY AS A RESULT OF ANY UNAVAILABILITY OF, INACCESSIBILITY TO, OR INABILITY TO USE, THE PRODUCT OR WEB SITE, WHETHER OR NOT THE UNAVAILABILITY, INACCESSIBILITY, OR INABILITY TO USE, IS WITHIN THEIR CONTROL, EXCEPT FOR CREDITS OR REFUNDS PROVIDED BY RESELLER UNDER THESE PRODUCT USE TERMS AND RESELLER’S SUPPORT OBLIGATIONS UNDER THESE PRODUCT USE TERMS.

11.        Data. PROVIDED THAT NETSUITE HAS TAKEN REASONABLE PRECAUTIONS TO BACKUP DATA, NETSUITE SHALL HAVE NO LIABILITY OR RESPONSIBILITY FOR ANY LOSS OF DATA OR INFORMATION. IF NETSUITE FAILS TO TAKE SUCH PRECAUTIONS, NETSUITE’S TOTAL AGGREGATE LIABILITY FOR LOSS OF DATA SHALL NOT EXCEED THE AVERAGE ANNUAL AMOUNTS PAID TO NETSUITE BY RESELLER FOR THE STORAGE OF END USER’S DATA USING THE PRODUCT.

12.        Links. The Product may provide, or third parties may provide through the Product, links to other Internet sites or resources. Because NetSuite has no control over such sites and resources, End User acknowledges and agrees that NetSuite shall not be held responsible for the availability of such external sites or resources and does not endorse and is not responsible or liable for any content, advertising, products or other materials on or available from such other sites or resources.

13.        Privacy Policy. All access to and use of the Product and Web Site shall be subject to NetSuite’s (and its service providers’) privacy policies posted on the Web Site, as updated by NetSuite from time to time. NetSuite has the right to update its privacy policy without notice by posting an updated privacy policy on its Web Site. End User’s continued access and use of the Web Site shall constitute agreement to any updated privacy policy.

14.        Intellectual Property.

(a)        Suggestions. End User acknowledges that NetSuite does not wish to receive any information or technology related to the Product or the Web Site unless the information and technology can be used in any products and services, in NetSuite’s discretion. Accordingly, except as otherwise agreed by NetSuite in writing prior to disclosure of the information or technology to NetSuite, NetSuite has the non-exclusive, perpetual, non-terminable, paid-up, royalty free, worldwide right and license, with the right to grant and authorize sublicenses, to incorporate all such information and technology into products and services and to make, have made, use, sell, offer to sell, import, reproduce, distribute, transmit, publicly display and perform, and otherwise exploit such products, services and derivatives thereof.

(b)        Trademarks. NetSuite, the NetSuite logo, NetCRM, NetERP, NetFlex, the NetCRM logo, and other NetSuite trademarks, trade names, service marks and logos are marks of NetSuite (the “NetSuite Marks”), and End User shall not use or display the NetSuite Marks or any marks or logos confusingly similar thereto.

(c)        Proprietary Rights Notices. End User shall not (and shall not allow any third party to) remove, alter or obscure any patent, copyright, trade secret, trademark, or other intellectual property or proprietary rights notices (including restricted rights notices) of NetSuite on the Product or

(d)        No Rights or Licenses. No rights or licenses are granted to End User in these Product Use Terms. All rights, title, and interest in and to all technology and intellectual property concerning the Product and the Web Site are and shall be solely owned by NetSuite.

15.        No Warranties. EXCEPT FOR ANY SUPPORT OBLIGATIONS OF RESELLER ALL PRODUCTS AND THE WEB SITE ARE PROVIDED “AS-IS” WITHOUT WARRANTY OF ANY KIND, AND RESELLER AND ITS SERVICE PROVIDERS HEREBY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, STATUTORY, IMPLIED, OR OTHERWISE, INCLUDING ANY IMPLIED WARRANTIES AND CONDITIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-

INFRINGEMENT. NETSUITE DOES NOT REPRESENT OR WARRANT THAT THE PRODUCT, OR THE WEB SITE OR FACILITIES USED TO PROVIDE THE PRODUCT OR WEB SITE, WILL BE ERROR FREE, SECURE, OR UNINTERRUPTED. NO DOCUMENTATION SHALL BE BINDING UPON, OR CONSTITUTE A REPRESENTATION OR WARRANTY BY, NETSUITE.

16.        Term and Termination.

(a)        All Product accounts shall have a term of at least one (1) year, and shall expire in no more than three (3) years, after the account has been provisioned by NetSuite as described in Exhibit 5.2 of the Agreement, except to the extent that NetSuite has approved a shorter or longer term in writing.

(b)        In the event of any breach of the Product Use Terms, or any unauthorized access or use to the Web Site or the Products, or any failure to pay, End User’s account shall terminate thirty (30) days after notice of such breach, access, or use, unless End User has cured the breach, or unauthorized access or use, within such thirty (30) day period.

(c)        NetSuite has the right to suspend and terminate the account of End User if there are any claims or actions are brought against NetSuite by End User or its affiliates or if any use of the Product or Web Site is causing harm to NetSuite, the Product, or others; if NetSuite has not been paid for the Product; or if NetSuite is prohibited or enjoined from providing the Product. NETSUITE SHALL HAVE NO LIABILITY OR RESPONSIBILITY FOR ANY SUCH SUSPENSION OR TERMINATION, subject to any refunds or credits that Reseller may be required to pay as set forth in these Product Use Terms.

(d)        NetSuite has the right to delete all Customer Data thirty (30) days after any termination or expiration of the End User’s account; provided that if End User did not have thirty (30) days’ notice of the termination or expiration, and if NetSuite has been paid all undisputed amounts due to NetSuite, NetSuite will give End User access to its account during such thirty (30) day period in accordance with the use terms described above as necessary to provide the End User with an opportunity to retrieve lawful Customer Data.

(e)        In the event of any termination or expiration of these Product Use Terms, Sections 1, 7, 8, 9 (the disclaimer of liability only), 10 (last sentence only), 11, 12, 13, 14, 15, 16(c) (last sentence only), 16(d), 16(e), 17, 18 and 19 of these Product Use Terms shall survive.

17.        Dispute Resolution. Except to the extent otherwise specified by NetSuite, any dispute or claim related to or arising out of End User’s access or use of the Product or Web Site, or the interpretation, making, performance, breach or termination of these Product Use Terms, that involves NetSuite or its affiliate, shall be finally settled by arbitration in accordance with the then current rules of arbitration of the American Arbitration Association (the “Rules”) by three (3) arbitrators, one selected by each party and the third selected in accordance with such rules. Such arbitration shall be held in Santa Clara County, California, USA and the proceedings and all pleadings, filings, written evidence, decisions and other relevant documents shall be in English. Any written evidence in a language other than English shall be submitted with an English translation. Any final decision issued in the arbitration shall be binding and conclusive upon the parties and may be entered as a final judgment by any court of competent jurisdiction. Notwithstanding the foregoing, the parties to the arbitration may apply to any court of competent jurisdiction for temporary or permanent injunctive relief without breach of this Section 16. Each party shall bear its own costs in connection with the foregoing arbitration.

18.        Governing Law. EXCEPT TO THE EXTENT OTHERWISE AUTHORIZED BY NETSUITE, ALL DISPUTES ARISING OUT OF OR RELATING TO THIS AGREEMENT THAT INVOLVE NETSUITE OR ITS AFFILIATE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA, USA, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES OF CALIFORNIA OR ANY OTHER JURISDICTION.

19.        Indemnity. Customer shall indemnify and hold harmless each of NetSuite and its affiliates, and the directors, officers, employees, customers, licensors, and contractors of NetSuite and such affiliates, and the successors and assigns of any of the foregoing (the “NetSuite Indemnitees”), from and against any and all liabilities, damages, settlements, claims, actions, suits, proceedings, penalties, fines, costs and expenses (including, without limitation, reasonable attorneys’ fees and other expenses of litigation) incurred by any NetSuite Indemnitee based upon a claim of a third party to the extent resulting from: (a) a breach by End User of these Product Use Terms; (b) the negligence, or illegal or willful misconduct, of End User; (c) any Customer Data; or (f) otherwise arising out of End User’s use of the Product. Customer’s obligations under this Section 18 shall not apply if the claim is caused by the Product alone in the absence of any access, use or other exploitation by End User and in the absence of all Customer Data.

EXHIBIT 3.8

SUPPORT BY NETSUITE KK

Support by NetSuite KK under this Exhibit 3.8 shall apply only during those periods for which Reseller has paid the support fees under the Agreement. If support is terminated at any time, it shall be renewed only to the extent mutually agreed by the Parties in writing.

1.    General. NetSuite’s or NetSuite KK’s technical support center will answer calls from Reseller for telephonic support during the hours of 6:00 AM-6:00 PM, Japan Time, Monday through Friday, excluding official holidays in Japan and the United States (“Normal Support Hours”). NetSuite’s or NetSuite KK’s technical support center also will accept web-form-based submittals of support requests in language from Reseller 24 hours a day, 7 days a week (“24 x 7”). Unless otherwise agreed by NetSuite KK in a separate writing, all support requests (include web based support requests) submitted outside of the 6:00 AM-6:00 PM, Japan Time, hours above, shall be submitted in English. NETSUITE KK or NetSuite will use commercially reasonable efforts to process such support requests, issue trouble ticket tracking numbers if necessary, and respond to Nationwide within 6 business hours during Normal Support Hours after NetSuite has processed the report. If an issue is determined to be of the type that requires NetSuite to modify the Product to correct the issue (“Product Issue”), the associated Product issues will be given a Severity level of 1 through 5 as more fully described below.

2.    Target Resolution Times. NetSuite KK will use the following timeframes as targets for resolution of these issues.

Incident Priority	Target Resolution for Fix
S1 – Blocking	24 to 48 hours after NETSUITE determines that the issue requires a change in the Product.
S2 – Urgent, No Workaround	60 days after NETSUITE determines that the issue requires a change in the Product.
S3 – Important, Available	90 days after NETSUITE determines that the issue requires a change in the Product.
S4 – Nuisance	Timeframe is determined from Customer input and will most likely be greater than 90 days.
S5 – Minor	Timeframe is determined from customer input and will moist likely be greater than 90 days.

For purposes of the foregoing, an incident shall be considered resolved if its Incident Priority Status is reduced to a lower tier as defined in this Section 2 above.

Incident Priority. In the interest of efficiently allocating NetSuite KK’s and NetSuite’s support resources, NetSuite will prioritize the urgency of support requests and inquiries according to the following criteria guidelines (each, an “Incident Priority”):

i)	S1 - Blocking.

Severity: Core business functionality is broken

Workaround: None

•	Issues which cause data loss or data corruption.
•	Issues which prevent use of core business workflows - e.g. login, transactions, groups of reports or lists, account provisioning.
•	Incorrect data on key financial reports (Balance Sheet, Income Statement, Trial Balance, General Ledger, A/R aging).
•	Security Breaches - including permission errors which erroneously expose data, or which prevent valid data access.

(ii)	S2 - Urgent, No Workaround.

Severity: Seriously impairs business processes, but is not of SI severity

Workaround: None or very inconvenient

•	Issues which break basic feature functionality in transactions, lists, reports, etc., but do not block users from performing core business functions.
•	Incorrect data on non-financial reports.
•	Incorrect data being displayed in the browser, even though the data is correct in the database.
•	User visible issues which affect functionality, generating “Unexpected error.”
•	JavaScript errors which affect core business functionality.
•	Unreasonably slow pages

(iii)	S3 - Important, Workaround Available.

Severity: Causes moderate disruption to business processes, but is not of SI or S2 priority

Workaround: One of more convenient workarounds

•	Issues which moderately affect feature functionality on transactions, lists, reports, etc.
•	Issues which generate JavaScript, but do not affect core customer functionality.
•	Moderate localized performance degradation.
•	Localized or browser-specific issues (other than Windows/IE).
•	Glaring formatting or typographical errors.
•	Incorrect product Documentation.

(iv)	S4 - Nuisance.

Severity: Causes minor disruption to business processes, but is not of higher priority

Workaround: Multiple good workarounds or not needed

•	Issues which have a minor affect on feature functionality in transactions, lists, reports, etc.
•	Isolated performance issues which do not affect work flow.
•	Misleading or ambiguous documentation.
•	Poorly structured or worded user interfaces.

(v)	S5 - Minor.

Severity: Does not affect any functionality

Workaround: Not needed

•	Incorrectly formatted data.
•	Visual inconsistencies.
•	Typographical errors in documentation or isolated interfaces.

EXHIBIT 3.9

POTENTIAL AUTHORIZED RESELLERS

1.	NTT Communications Corporation and its subsidiaries and affiliates;

2.	NTT Data Corporation and its subsidiaries and affiliates;

3.	NIPPON TELEGRAPH AND TELEPHONE EAST CORPORATION and its subsidiaries and affiliates; and

4.	NIPPON TELEGRAPH AND TELEPHONE WEST CORPORATION, Inc. and its subsidiaries and affiliates.

EXHIBIT 4.1

CURRENT NETSUITE PRICE LIST

EXHIBIT 4.3

SUPPORT FEES

1. Fees

(a)	For the support services described in Exhibit 3.8 above, Reseller will pay NetSuite at the rate of ¥1057.01 per Supported User per month “Second Level Support Fees”.

(b)	NetSuite reserves the right to amend the fees described in (a) above from time to time.

(c)	A Supported User is defined as each individual that uses the Product in any manner.

(d)	Reseller shall purchase 2nd tier support for each user at the time of placing each order for users.

(e)	Payment of Second Level Support Fees will be subject to the terms of the Agreement.

(f)	The Minimum fee payable for Second Level Support Fees shall be ¥9,395,600 per year of the Agreement (commencing upon the Effective Date or an anniversary of the Effective Date).

2.    Changes to Second Level Support Fees based on excessive escalations

The rate referred to in 1(a) above is based on average rates of escalating support cases to NetSuite KK, at no greater than 18% of total cases submitted to Reseller. Should the rate of escalation to NetSuite KK in a month exceed 36% of the total cases submitted to Reseller, then NetSuite KK shall be entitled to adjust the Second Level Support Fees to ¥2014.01 per Supported User for that month only.

EXHIBIT 5.2

PROVISIONING CUSTOMER ACCOUNTS

The order process, and provisioning of Customer accounts, shall be as follows:

1.    NSCORP Username and Password. Within        (    ) days after the Effective Date, NetSuite KK (or its service provider) will provide to Reseller an NSCORP username and password that enables Reseller to log in to the partner center made available by NetSuite, at the URL designed by NetSuite (as such URL is updated by NetSuite from time to time), through the instance of NSCORP run by NetSuite at its facilities.

2.    Orders. In order to issue each Product order to NetSuite KK, Reseller shall log in to its NSCORP account, provide the information specific to the Customer that is requested by the Product order form, and upload a copy of the Customer agreement that was approved by NetSuite and NetSuite KK in advance and that has been signed by both Reseller and the particular Customer.

3.    Provisioning. NetSuite KK (or its service provider) will review each Product order submitted by Reseller and if acceptable and if NetSuite KK has received appropriate pre-payment for the Customer account, will provision the Customer account by issuing an initial username and password directly to the Customer.

4.    Additional Customer User Names and Passwords. After NetSuite KK (or its service provider) issues the initial username and password as described in Section 3 of this Exhibit above, the Customer shall have the right to assign usernames and passwords to the particular users under their account, but limited to the number of seats for which NetSuite KK has been paid in advance.

5.    Form and Content of Product Orders. All Product orders shall at minimum identify the Customer (including the address of its headquarters and the Customer contact), and number of seats.

6.    Payment. NetSuite KK (or its service provider) will also issue an invoice to Reseller when provisioning the Customer account and NetSuite KK has the right to deduct, prior to provisioning the account, against the Reseller pre-payments the amounts to be invoiced to Reseller.